Exhibit 10.20
SECOND AMENDMENT TO LEASE

Landlord:	ORSETT/I-17 LLC, an Arizona limited liability company

Tenant:	EFTC Operating Corp., a Delaware corporation

Date:	April 3, 2007
RECITALS
     A. Landlord and Tenant entered into that certain Lease dated March 23, 1999 and the First Amendment to Lease dated May 10, 1999 (the “Lease”) concerning certain premises in the Building known as Phoenix Northgate located in the City of Phoenix, County of Maricopa, State of Arizona and more particularly described in the Lease.
     B. Landlord and Tenant now desire to modify and amend the Lease as provided in this Second Amendment to Lease (“Amendment”).
     NOW, THEREFORE, for the mutual covenants contained herein and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:
AGREEMENT
     1. Recitals. The Recitals set forth above are incorporated into this Amendment by this reference and are hereby stipulated by Tenant and Landlord to be true and correct.
     2. Definitions. All capitalized terms used as defined terms herein which are not otherwise defined herein shall have the meaning ascribed to them in the Lease.
     3. Term. The term of the Lease is scheduled to terminate on July 31, 2007, and Landlord and Tenant hereby agree to extend the term of the Lease for a period of twenty-four (24) months beginning on August 1, 2007, and ending on July 31, 2009 (the “Extended Term”).
     4. Basic Rent. Tenant shall pay as Basic Rent during the Extended Term as follows:
          Months 1-24                      $69,436.50 per month NNN ($0.70/sf/mo NNN)
     5. Address. For purposes of Landlord’s and Tenant’s Address for Notices, the following addresses shall be used:

If to Landlord:	Orsett/I-17 L.L.C.
c/o Orsett Properties, Ltd.
4222 E. Thomas Road, Suite 260
Phoenix, AZ 85018
Attn: Legal

With a Copy to:

Orsett Properties, Ltd. 20 William Street, Suite G-50 Wellesley, MA 02481

If to Tenant:	EFTC Operating Corp
2401 West Grandview Road
Phoenix, Arizona 85023
Attention: CFO
     6. Renewal Option. Tenant shall have two (2) options to extend the Extended Term of the Lease for a period of five (5) years each upon at least six (6) months’ written notice to Landlord prior to the termination of the then current Lease Term, under the terms provided for in Exhibit “I” with the following exception:
     The first paragraph of section B shall be deleted in its entirety, and in its place and stead the following provision shall be inserted:
          B. The Basic Rent payable by Tenant for the first year of any Option Period shall be the greater of (a) the Basic Rent payable by Tenant in the last month of the Extended Term or first Option Period (as applicable), or (b) 85% of the then-current “Market Rate” for the Leased Premises, defined as the then-current fair market rental value (expressed as a per rentable square foot monthly rental rate) for comparable, fully improved and not subject to any landlord concessions, office properties in the Phoenix metropolitan area at the expiration of the Extended Term of the first Option Period, as applicable. Once the Basic Rent for the first year of either the first or second Option Period is established, that rent will increase by 3% each year during the remainder of such Option Period.
     7. Existing Infrastructure. Landlord and Tenant agree that Tenant (at no additional charge to Tenant) shall be allowed to continue to utilize the existing “data center” and telephone room and associated equipment currently located in the adjacent office building that Tenant also leases from Landlord at 2501 W. Grandview, Phoenix, AZ. In the event of a sale or lease of the referenced building, Landlord shall provide Tenant a sixty (60) day written notice instructing it to remove Tenant’s property, including its trade fixtures, furniture, equipment, improvements and other personal property, and Tenant agrees to remove such property within this 60 day period at its sole cost and expense.
     8. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original document, but all of which will constitute a single document. Delivery of a signed counterpart by telephone facsimile transmission shall be effective as delivery of a manually signed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telephone facsimile shall also deliver a manually executed counterpart of this

Amendment, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.
     9. Governing Law. This Amendment shall be governed, construed and interpreted by the laws of the State of Arizona.
     10. Parties In Interest. Nothing in this Amendment (whether express or implied) is intended to confer upon any person other than the parties hereto and their respective heirs, representatives, successors and permitted assigns, any rights or remedies under or by reason of this Amendment, nor shall any provision hereof give any entity any right of subrogation against or action over or against any party.
     11. Ratification. Except as expressly modified hereby, the Lease is hereby ratified and confirmed in its entirety.
     12. Interpretation. In the event of any conflict between the terms and provisions of this Amendment and the Lease, the terms and provisions of this Amendment shall govern and control.
     IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first appearing above.

LANDLORD:

ORSETT/I-17 LLC, an Arizona limited liability company

By:	Nelson/I-17 L.L.C., an Arizona limited liability company

By:	/s/ Greg Nelson

Name:	Greg Nelson

Its:	Member

TENANT:

EFTC Operating Corp., a Delaware corporation

By:	/s/ James A. Doran

Name:	James A. Doran

Its:	Vice President